Exhibit 99.1

Kopin Corporation Reports Third-Quarter 2012 Financial Results

- First Golden-i Enabled Mobile Computing Device Launched for Industrial Enterprise Market

TAUNTON, Mass.--(BUSINESS WIRE)--November 6, 2012--Kopin Corporation (NASDAQ: KOPN), today announced financial results for the third quarter ended September 29, 2012.

Revenues for the three months ended September 29, 2012 were $21.9 million, compared with $29.6 million in the third quarter of 2011. III-V product revenues were $13.7 million, compared with $15.5 million for the third quarter of 2011, reflecting slower growth in mobile phone demand in the 2012 period. Display product revenues decreased to $8.2 million from $14.1 million for the same period of last year due to lower revenue from the Company’s military display products in the 2012 period.

The net loss for the third quarter of 2012 was $6.7 million, or $0.11 per share, compared with net income of $0.2 million, or $0.00 per share, for the third quarter of 2011. Results for the three-month periods of 2012 and 2011 included a $0.5 million loss and a $1.0 million gain, respectively, related to foreign currency fluctuations. Non-cash stock compensation expense increased $0.8 million to $1.5 million in the third quarter of 2012, compared with $0.7 million in the third quarter of 2011. Additionally, during the third quarter of 2012 Kopin increased its investment in Ikanos Consulting, Ltd. to 51% of outstanding common stock and recorded a non-cash loss of $0.6 million related to its stepped-up investment. Ikanos is now consolidated within Kopin’s consolidated financial results and incurred approximately $0.4 million in losses.

First Golden-i® Equipped Headset Computer for Industrial Market

Kopin achieved a key milestone in October, as Motorola Solutions introduced the HC1, the first commercially available headset computer powered by the Company’s Golden-i platform. Voice recognition, hands-free operation and gesture control are integrated into the Golden-i operating system. An instructional video about the HC1 is available at: http://www.engadget.com/2012/10/22/motorola-solutions-outs-hc1-head-mounted-computer/.

A video demonstrating Golden-i technology’s capabilities is available at: http://www.youtube.com/watch?v=HzUwvW6zcNY&list=HL1351753027&feature=mh_lolz.

“Golden-i technology’s value proposition is the ability to improve the productivity of enterprise users through an easier access to a wider knowledge base, whether that knowledge is stored in a database or in the enterprise’s collective experience,” said Dr. John C.C. Fan, Kopin’s president and chief executive officer. “Device manufacturers can develop Golden-i enabled mobile systems that seamlessly command and control multiple independent devices and networks – all with voice recognition or gesture control – that can access data over the cloud and allow problem solving with fellow colleagues.”

“The launch of the first headset powered by our Golden-i technology is significant not only for Kopin but for the many business partners that have worked closely with us to contribute their technological and product expertise to enhance the Golden-i user experience,” said Dr. Fan. “In addition to Motorola Solutions, companies such as Microsoft, Texas Instruments, Nuance Communications, Ikanos, Ask-Ziggy and a number of other companies have played critical roles in the development process.”

“Ikanos is a U.K. software consulting company that was instrumental in developing the Golden-i operating system and will provide application development support for customers of Golden-i enabled products,” Dr. Fan said. “The acquisition of a controlling interest in Ikanos is part of our larger strategy to be able to offer complete hardware reference designs and software solutions. Ask-Ziggy is a voice recognition company whose expertise is in contextual natural speech recognition. Ask-Ziggy, a company that we made a small investment in, is working with Kopin to change speech recognition from command and control to a more natural discussion.”

Business Outlook

“Through the first nine months of this year, we remain on plan to achieve our revenue guidance of $90 million to $95 million for full year 2012,” Dr. Fan said. “Our focus is on investing in the businesses and technologies that we believe will enable us to enhance the commercial opportunities for Golden-i across a broad spectrum of applications. Based on discussions with prospective customers, we believe that there is a significant market for Golden-i enabled products and that we have an opportunity to take a leading role in developing the market. Our balance sheet, which has more than $94 million in cash and marketable securities and no debt, provides us with the financial resources and flexibility to pursue the strategic growth objectives for Golden-i that ultimately will drive value for our shareholders.”

Financial Results Conference Call

In conjunction with its third-quarter 2012 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call also will be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin Corporation

Kopin Corporation is developing Golden-i®, a proprietary voice-activated, cloud computing, wireless, hands-free technology with microdisplay capabilities for use in headset computers. Kopin’s unique HBTs (heterojunction bipolar transistors), which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com and www.mygoldeni.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: the ability of device manufacturers to develop mobile systems that enable seamless command and control of multiple independent devices and networks; Kopin’s strategy to offer complete hardware reference designs and software solutions for Golden-i; the Company’s revenue outlook for full-year 2012; Kopin’s focus on investing in the businesses and technologies that it believes will enhance the commercial opportunities for Golden-i across a broad spectrum of applications; Kopin’s belief that there is a significant market for Golden-i enabled products and that the Company has an opportunity to take a leading role in developing the market; and the Company’s ability to use its financial resources and flexibility to pursue the strategic growth objectives for Golden-i that ultimately will drive value for shareholders. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s 2012 revenue expectations may turn out to be wrong; there may be issues that prevent the adoption or further development of the Golden-i platform or Golden-i enabled devices; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and III-V products might increase significantly, or yields could decline; military programs or funding for military programs involving Kopin’s products might be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or the Company’s product forecasts could turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including FDD, KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the third quarter and the Annual Report on Form 10-K for the 12 months ended December 31, 2011, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Revenues:
Product revenues	$21,013,668	$28,512,486	$67,449,979	$91,031,145
Research and development revenues	926,690	1,053,964	2,585,900	4,900,754
	21,940,358	29,566,450	70,035,879	95,931,899
Expenses:
Cost of product revenues	15,834,791	19,752,536	49,714,995	60,814,341
Research and development	6,399,053	6,381,089	16,519,193	19,905,398
Selling, general and administrative	5,466,289	4,351,794	15,591,101	13,494,589
Impairment of intangible assets and goodwill	-	-	1,704,770	-
	27,700,133	30,485,419	83,530,059	94,214,328
(Loss) income from operations	(5,759,775)	(918,969)	(13,494,180)	1,717,571

Other (expense) income, net	(633,733)	1,409,945	761,384	1,925,274

(Loss) income before provision for income taxes, equity losses in	(6,393,508)	490,976	(12,732,796)	3,642,845
unconsolidated affiliates and net loss (income) from noncontrolling interest

Provision for income taxes	(470,500)	(97,500)	(1,335,500)	(293,000)

(Loss) income before equity losses in unconsolidated affiliates and net	(6,864,008)	393,476	(14,068,296)	3,349,845
loss (income) from noncontrolling interest

Equity losses in unconsolidated affiliates	(202,278)	(49,596)	(592,480)	(203,834)

(Loss) income before net loss (income) from noncontrolling interest	(7,066,286)	343,880	(14,660,776)	3,146,011

Net loss (income) attributable to noncontrolling interest	344,274	(184,261)	160,300	(118,861)

Net (loss) income	$(6,722,012)	$159,619	$(14,500,476)	$3,027,150

Net (loss) income per share:
Basic	$(0.11)	$0.00	$(0.23)	$0.05
Diluted	$(0.11)	$0.00	$(0.23)	$0.05

Weighted average number of common shares outstanding:
Basic	63,415,345	64,292,212	63,573,104	64,519,225
Diluted	63,415,345	65,441,378	63,573,104	65,623,807

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and marketable securities	$94,537,235	$105,418,550
Accounts receivable, net	14,953,739	17,887,754
Inventory	19,684,989	20,468,512
Prepaid and other current assets	1,843,171	1,962,127

Total current assets	131,019,134	145,736,943

Equipment and improvements, net	33,710,208	32,369,441
Other assets	15,729,861	15,765,831

Total assets	$180,459,203	$193,872,215

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,415,742	$12,384,869
Accrued expenses	8,977,015	$7,627,459
Billings in excess of revenue earned	2,214,889	2,467,461

Total current liabilities	20,607,646	22,479,789

Lease commitments	1,144,773	1,295,670

Total Kopin Corporation stockholders' equity	152,045,416	164,961,333
Noncontrolling interest	6,661,368	5,135,423
Total stockholders' equity	158,706,784	170,096,756
Total liabilities and stockholders' equity	$180,459,203	$193,872,215

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Display Revenues by Category (in millions)
Military Application	$4.3	$7.3	$15.0	$27.5
Consumer Electronics Applications	3.0	5.8	8.8	14.7
Research and Development	0.9	1.0	2.2	4.6
Total	$8.2	$14.1	$26.0	$46.8

Stock-Based Compensation Expense
Cost of product revenues	$125,000	$136,000	$391,000	$433,000
Research and development	97,000	129,000	271,000	418,000
Selling, general and administrative	1,327,000	441,000	3,111,000	1,326,000
Total	$1,549,000	$706,000	$3,773,000	$2,177,000

Other Financial Information
Depreciation and amortization	$2,501,000	$2,184,000	$7,634,000	$5,997,000
Capital expenditures	$2,635,000	$1,866,000	$8,464,000	$5,731,000
Treasury stock purchases	$-	$1,153,000	$3,456,000	$3,060,000

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com